EXHIBIT 99.1

Global Self Storage Reports Second Quarter 2025 Results

Peer Leading Growth in Same-Store Revenues, Occupancy, NOI and FFO Driven by Continued Operational Excellence

Millbrook, NY – August 8, 2025 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires, and redevelops self-storage properties, reported results for the second quarter ended June 30, 2025. All comparisons are to the same year-ago period unless otherwise noted.

Q2 2025 Highlights

•
Total revenues increased 2.7% to $3.2 million.
•
Net income increased to $664,000 or $0.06 per diluted share from $592,000 or $0.05 per diluted share.
•
Same-store revenues increased 2.7% to $3.2 million.
•
Same-store cost of operations increased 0.7% to $1.2 million.
•
Same-store net operating income (NOI) increased 4.0% to $2.0 million (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
Same-store occupancy at June 30, 2025 increased 170 basis points to a peer-leading 94.7% from 93.0% at June 30, 2024.
•
Same-store average tenant duration of stay at June 30, 2025 was a record-high 3.4 years, compared to 3.3 years at June 30, 2024.
•
Funds from operations (FFO), a non-GAAP measure, increased 18.9% to $1.1 million or $0.10 per diluted share.
•
Adjusted FFO (AFFO), a non-GAAP measure, increased 17.5% to $1.2 million or $0.10 per diluted share.
•
Maintained and covered quarterly dividend of $0.0725 per common share.
•
Capital resources at June 30, 2025 totaled approximately $25.2 million, comprised of $7.6 million in cash, cash equivalents and restricted cash; $2.6 million in marketable securities; and the full amount available under the company’s $15 million revolving credit facility.

First Half 2025 Highlights

•
Total revenues increased 2.9% to $6.3 million.
•
Net income increased to $1.2 million or $0.11 per diluted share from $858,000 or $0.08 per diluted share.
•
Same-store revenues increased 2.9% to $6.3 million.

•
Same-store cost of operations decreased 0.6% to $2.4 million.
•
Same-store NOI increased 5.1% to $3.9 million.
•
FFO increased 17.1% to $2.1 million or $0.18 per diluted share.
•
AFFO increased 17.1% to $2.2 million or $0.20 per diluted share.
•
Maintained and covered dividend of $0.145 per common share.

Dividend

On June 2, 2025, the company declared a quarterly dividend of $0.0725 per share, consistent with the quarterly dividend for the year-ago period and previous quarter. The quarterly distribution represents an annualized dividend rate of $0.29 per share.

Company Objective

The objective of Global Self Storage is to increase value over time for the benefit of its stockholders. Toward this end, the company will continue to execute its strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at its existing properties. The company's board of directors regularly reviews the strategic business plan, with emphasis on capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

The management of Global Self Storage believes that the company's continued operational performance and capital resources position it well to continue executing its strategic business plan.

Management Commentary

“In Q2, continued operational excellence drove peer-leading growth in same-store revenues, occupancy, NOI and FFO among publicly traded self-storage REITs,” said president and CEO of Global Self Storage, Mark C. Winmill. “These results reflect the success of our targeted marketing program and growing brand recognition, which continue to generate high-quality customer inquiries despite the competitive move-in rate environment.

“Our brand strength, built on high customer satisfaction as evidenced by our outstanding customer reviews and reputation for consistently providing exceptional customer service, has allowed us to excel at converting customer inquiries at a very high rate.

“These strong results were driven by our targeted digital and local marketing strategies, which contributed to achieving our peer-leading same-store occupancy and record-high tenant duration of stay. Even in a persistently competitive move-in rate environment, we continued to deliver strong results across the board. This is a testament to our proven marketing strategies which have allowed us to attract and retain high-quality tenants. In fact, by the end of the quarter, our same-store average tenant duration of stay was up 0.1 years to a record-high 3.4 years.

“Our high level of tenant satisfaction is also evidenced by consistently strong customer reviews. By the end of the quarter, we achieved an average rating exceeding 4.9 out of 5 stars, compared to 4.8 at the end of the first quarter of 2025.

“This improvement highlights our ongoing commitment to delivering exceptional customer service and has contributed to a measurable increase in referrals from existing tenants. Such referrals demonstrate the brand loyalty, trust, and value that customers attribute to our facilities and services.

“Our strong balance sheet, with about $25.2 million in capital resources, positions us well to execute our strategic business plan. This plan includes growth through acquisitions, joint ventures, and expansion in select U.S. and non-U.S. markets that exhibit limited supply growth and less professional competition.

“Currently, we are seeing move-in rates begin to stabilize and steady demand in the markets we operate, which are not experiencing the new supply headwinds affecting other areas. We believe that our differentiated geographic strategy, disciplined approach to acquisitions, and commitment to delivering a superior customer experience will continue to drive value for our stockholders as we execute our strategic business plan.”

Q2 2025 Financial Summary

Total revenues increased 2.7% to $3.2 million in the second quarter of 2025, with the increase due primarily to an increase in occupancy and continued execution of the company’s proprietary revenue rate management program.

Total operating expenses decreased 4.4% to $2.4 million compared to $2.5 million in the same year-ago period. The decrease was primarily attributable to a decrease in general and administrative expenses.

Operating income increased 30.4% to $829,000, compared to $636,000 in the same period last year, with the increase primarily due to increased total revenues and decreased general and administrative expenses.

Net income totaled $664,000 or $0.06 per diluted share from $592,000 or $0.05 per diluted share in the same year-ago period.

Capital resources as of June 30, 2025, totaled approximately $25.2 million, comprised of $7.6 million in cash, cash equivalents and restricted cash and $2.6 million in marketable securities, with the full amount available under the company’s $15 million revolving credit facility.

Q2 2025 Same-Store Results

As of June 30, 2025, the company owned 12 same-store properties and managed a single third party owned property. There were no non-same-store properties.

For the second quarter of 2025, same-store revenues increased 2.7% to $3.2 million compared to the same period last year.

Same-store cost of operations increased 0.7% to $1.18 million compared to $1.17 million in the same period last year.

Same-store NOI increased 4.0% to $2.0 million compared to $1.9 million in the same period last year. The increase was primarily due to the increase in revenues.

Same-store occupancy at June 30, 2025, increased 170 basis points to 94.7% from 93.0% at June 30, 2024.

Same-store average tenant duration of stay at June 30, 2025, was approximately 3.4 years, compared to 3.3 years as of June 30, 2024.

Q2 2025 Operating Results

Net income in the second quarter of 2025 was $664,000 or $0.06 per diluted share compared to $592,000 or $0.05 per diluted share in the second quarter of 2024.

Property operations expenses increased to $1.18 million from $1.17 million in the same period last year.

General and administrative expenses decreased to $779,000 from $893,000 in the same year-ago period.

Business development costs were zero for the quarter and the same year-ago period.

Interest expense increased to $214,000 from $211,000 in the same year-ago period. This increase was primarily attributable to the unused fee on the revolving credit facility partially offset by lower amortization of issuance costs.

FFO increased 18.9% to $1.1 million or $0.10 per diluted share for the quarter compared to FFO of $0.9 million or $0.08 per diluted share in the same period last year.

AFFO increased 17.5% to $1.2 million or $0.10 per diluted share compared to AFFO of $1.0 million or $0.09 per diluted share in the same period last year.

First Half 2025 Financial Summary

For the first half of 2025, total revenues increased 2.9% to $6.3 million, compared to $6.1 million in the same period last year. This increase was due primarily to an increase in occupancy and existing tenant rates under the company’s proprietary revenue rate management program.

Total operating expenses in the first half of 2025 decreased 3.0% to $4.8 million, compared to $4.9 million in the same period last year. The decrease was primarily attributable to a decrease in store level expenses and general and administrative expenses.

Operating income increased 26.5% to $1.6 million in the first half of 2025, as compared to $1.2 million in the same period last year.

Net income was $1.2 million or $0.11 per diluted share in the first half of 2025, as compared to $0.9 million or $0.08 per diluted share in the same period last year.

First Half 2025 Same-Store Results

For the first half of 2025, same-store revenues increased 2.9% to $6.3 million compared to $6.1 million in the same period last year. This increase was due primarily to an increase in occupancy and existing tenant rates under the company’s proprietary revenue rate management program.

Same-store cost of operations in the first half decreased 0.6% to $2.39 million compared to $2.40 million in the same period last year. This decrease in same-store cost of operations was due primarily to decreased expenses for employment costs and real estate property taxes.

Same-store NOI increased 5.1% to $3.9 million in the first half of 2025, compared to $3.7 million in the same period last year. The increase was primarily due to an increase in revenues.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

First Half 2025 Operating Results

Net income in the first half of 2025 was $1.2 million or $0.11 per diluted share, compared to $0.9 million or $0.08 per diluted share in the first half of 2024.

Property operations expenses decreased to $2.39 million in the first half of 2025, as compared to $2.40 million in the same period last year.

General and administrative expenses decreased to $1.6 million in the first half of 2025, as compared to $1.7 million in the same period last year.

Business development costs decreased to zero in the first half of 2025 compared to $2,275 in the same period last year.

Interest expense for the first half of 2025 increased to $438,000 from $416,000 in the year-ago period. This increase was primarily attributable to the unused fee on the revolving credit facility.

FFO in the first half of 2025 increased 17.1% to $2.1 million or $0.18 per diluted share, compared to FFO of $1.8 million or $0.16 per diluted share in the same period last year.

AFFO in the first half of 2025 increased 17.1% to $2.2 million or $0.20 per diluted share, compared to AFFO of $1.9 million or $0.17 per diluted share in the same period last year.

Q2 2025 and First Half FFO and AFFO (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$664,216	$591,530	$1,219,368	$857,680
Eliminate items excluded from FFO:
Unrealized loss (gain) on marketable equity securities	23,447	(79,530)	36,792	95,348
Depreciation and amortization	407,717	409,136	814,563	816,064
FFO attributable to common stockholders	1,095,380	921,136	2,070,723	1,769,092
Adjustments:
Compensation expense related to stock-based awards	72,218	72,925	172,954	143,929
Business development	—	—	—	2,275
AFFO attributable to common stockholders	$1,167,598	$994,061	$2,243,677	$1,915,296

Earnings per share attributable to common stockholders - basic	$0.06	$0.05	$0.11	$0.08
Earnings per share attributable to common stockholders - diluted	$0.06	$0.05	$0.11	$0.08
FFO per share - diluted	$0.10	$0.08	$0.18	$0.16
AFFO per share - diluted	$0.10	$0.09	$0.20	$0.17

Weighted average shares outstanding - basic	11,161,473	11,087,539	11,151,123	11,080,489
Weighted average shares outstanding - diluted	11,250,678	11,134,894	11,212,867	11,121,296

Additional Information

Additional information about the company’s second quarter of 2025 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and on the company’s investor relations website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage propertiesare designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on X, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from Operations (FFO) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (NAREIT) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. The Company also excludes changes in unrealized gains or losses on marketable equity securities. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (AFFO) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of stock-based compensation, business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe net operating income or “NOI” is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At June 30, 2025, we owned 12 same-store properties and zero non same-store properties. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements. The company may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Thomas O’Malley

Chief Financial Officer

Global Self Storage

Tel (212) 785-0900, ext. 267

Email Contact

Investor Relations Contact:

Ron Both

Encore Investor Relations

Tel (949) 432-7557

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Real estate assets, net	$53,217,941	$53,925,409
Cash and cash equivalents	7,511,571	7,180,857
Restricted cash	67,773	29,204
Investments in securities	2,572,195	2,608,987
Accounts receivable	118,904	142,408
Prepaid expenses and other assets	655,352	719,351
Line of credit issuance costs, net	156,776	195,970
Interest rate cap	1,467	18,717
Goodwill	694,121	694,121
Total assets	$64,996,100	$65,515,024
Liabilities and equity
Note payable, net	$16,074,555	$16,356,582
Accounts payable and accrued expenses	1,732,281	1,720,765
Total liabilities	17,806,836	18,077,347
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 11,338,241 shares and 11,292,772 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	113,382	112,927
Additional paid in capital	49,732,485	49,559,986
Accumulated deficit	(2,656,603)	(2,235,236)
Total stockholders' equity	47,189,264	47,437,677
Total liabilities and stockholders' equity	$64,996,100	$65,515,024

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Rental income	$3,062,588	$2,983,039	$6,062,640	$5,896,500
Other property related income	113,008	108,489	220,878	212,339
Management fees and other income	18,782	17,510	37,164	34,239
Total revenues	3,194,378	3,109,038	6,320,682	6,143,078
Expenses
Property operations	1,179,041	1,171,169	2,387,940	2,402,285
General and administrative	778,695	892,822	1,565,587	1,695,550
Depreciation and amortization	407,717	409,136	814,563	816,064
Business development	—	—	—	2,275
Total expenses	2,365,453	2,473,127	4,768,090	4,916,174
Operating income	828,925	635,911	1,552,592	1,226,904
Other income (expense)
Dividend and interest income	73,130	87,450	141,729	142,327
Unrealized (loss) gain on marketable equity securities	(23,447)	79,530	(36,792)	(95,348)
Interest expense	(214,392)	(211,361)	(438,161)	(416,203)
Total other expense, net	(164,709)	(44,381)	(333,224)	(369,224)
Net income and comprehensive income	$664,216	$591,530	$1,219,368	$857,680
Earnings per share
Basic	$0.06	$0.05	$0.11	$0.08
Diluted	$0.06	$0.05	$0.11	$0.08
Weighted average shares outstanding
Basic	11,161,473	11,087,539	11,151,123	11,080,489
Diluted	11,250,678	11,134,894	11,212,867	11,121,296

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$664,216	$591,530	$1,219,368	$857,680
Adjustments:
Management fees and other income	(18,782)	(17,510)	(37,164)	(34,239)
General and administrative	778,695	892,822	1,565,587	1,695,550
Depreciation and amortization	407,717	409,136	814,563	816,064
Business development	—	—	—	2,275
Dividend and interest	(73,130)	(87,450)	(141,729)	(142,327)
Unrealized loss (gain) on marketable equity securities	23,447	(79,530)	36,792	95,348
Interest expense	214,392	211,361	438,161	416,203
Total same-store net operating income	$1,996,555	$1,920,359	$3,895,578	$3,706,554

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Same-store revenues	$3,175,596	$3,091,528	$6,283,518	$6,108,839
Same-store cost of operations	1,179,041	1,171,169	2,387,940	2,402,285
Total same-store net operating income	$1,996,555	$1,920,359	$3,895,578	$3,706,554